ENERGY TRANSFER EQUITY
REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Dallas - February 15, 2012 - Energy Transfer Equity, L.P. (NYSE:ETE) today reported financial results for the fourth quarter and year ended December 31, 2011.

Distributable Cash Flow, as adjusted, was $134.9 million for the three months ended December 31, 2011 as compared to $118.2 million for the three months ended December 31, 2010. ETE's net income attributable to partners was $85.8 million for the three months ended December 31, 2011, an increase of $9.8 million over the three months ended December 31, 2010.

Distributable Cash Flow, as adjusted, for the year ended December 31, 2011 was $511.0 million as compared to $498.0 million for the year ended December 31, 2010. ETE's net income attributable to partners was $309.8 million for the year ended December 31, 2011, an increase of $117.1 million over the year ended December 31, 2010.

ETE's net income attributable to partners, as discussed above, was impacted by acquisition-related and financing costs, as described in the footnotes to the Distributable Cash Flow table below.

The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Thursday, February 16, 2012 to discuss its fourth quarter 2011 results. The conference call will be broadcast live via an internet webcast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership's website for a limited time.

The Partnership's principal sources of cash flow are distributions it receives from its investments in the limited and general partner interests in Energy Transfer Partners, L.P. (“ETP”) and Regency Energy Partners LP (“Regency”), including 100% of ETP's and Regency's incentive distribution rights, approximately 50.2 million of ETP's common units and approximately 26.3 million of Regency's common units. ETE currently has no operating activities apart from those conducted by ETP and Regency and their operating subsidiaries. ETE's principal uses of cash are for general and administrative expenses, debt service requirements, distributions to its general partners, limited partners and holders of the Series A Convertible Preferred Units, and capital contributions to ETP and Regency in respect of ETE's general partner interests in ETP and Regency at ETE's election.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of Distributable Cash Flow and Distributable Cash Flow, as adjusted. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership's Distributable Cash Flow or Distributable Cash Flow, as adjusted should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow. The Partnership defines Distributable Cash Flow for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership's investments in limited and general partner interests of ETP and Regency, net of the Partnership's cash expenditures for general and administrative costs and interest expense. Distributable Cash Flow is a significant liquidity measure used by the Partnership's senior management to compare net cash flows generated by the Partnership's equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership's management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.

Distributable Cash Flow is also an important non-GAAP financial measure for our limited partners since it indicates to investors whether the Partnership's investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash Flow are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash Flow is net income for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash Flow is presented for the three and twelve months ended December 31, 2011 and 2010 for comparative purposes.

Distributable Cash Flow, as adjusted. The Partnership defines Distributable Cash Flow, as adjusted, for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership's investments in limited and general partner interests of ETP and Regency, net of the Partnership's cash expenditures for general and administrative costs and interest expense, excluding certain items, such as acquisition-related expenses and realized losses on termination of interest rate swaps. Due to (i) the cash expenses that were incurred during the three and twelve months ended December 31, 2011 and the twelve months ended December 31, 2010 in connection with the Partnership's merger and acquisition activities and (ii) the cash cost associated with the termination of interest rate swaps that occurred during the twelve months ended December 31, 2010, Distributable Cash Flow, as adjusted, for the three and twelve months ended December 31, 2011 and 2010 is a significant liquidity measure used by the Partnership's senior management to compare net cash flows generated by the Partnership's equity investments in ETP and Regency to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership's management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period. The GAAP measure most directly comparable to Distributable Cash Flow, as adjusted, is net income for the Parent Company on a stand-alone basis. The accompanying analysis of Distributable Cash Flow, as adjusted, is presented for the three and twelve months ended December 31, 2011 and 2010 for comparative purposes.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners and approximately 50.2 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners and approximately 26.3 million Regency limited partner units. For more information, visit the Energy Transfer Equity, L.P. website at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include approximately 18,000 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL LLC, a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP's general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. website at www.energytransfer.com.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, contract treating and transportation of natural gas and natural gas liquids. Regency's general partner is owned by ETE. For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.

Contacts
Investor Relations:
Energy Transfer
Brent Ratliff
214-981-0700 (office)

or

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785 (office)
214-498-9272 (cell)

-more-

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	December 31,
	2011	2010
ASSETS

CURRENT ASSETS	$1,455,444	$1,291,010

PROPERTY, PLANT AND EQUIPMENT, net	14,558,562	11,852,732

ADVANCES TO AND INVESTMENTS IN AFFILIATES	1,496,600	1,359,979
LONG-TERM PRICE RISK MANAGEMENT ASSETS	26,011	13,971
GOODWILL	2,038,975	1,600,611
INTANGIBLES ASSETS, net	1,072,291	1,034,846
OTHER NON-CURRENT ASSETS, net	248,910	225,581
Total assets	$20,896,793	$17,378,730

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$1,841,313	$1,081,075

LONG-TERM DEBT, less current maturities	10,946,864	9,346,067
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	81,415	79,465
SERIES A CONVERTIBLE PREFERRED UNITS	322,910	317,600
OTHER NON-CURRENT LIABILITIES	244,202	235,848

COMMITMENTS AND CONTINGENCIES

PREFERRED UNITS OF SUBSIDIARY	71,144	70,943

EQUITY:
Total partners' capital	53,484	120,668
Noncontrolling interest	7,335,461	6,127,064
Total equity	7,388,945	6,247,732
Total liabilities and equity	$20,896,793	$17,378,730

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit data)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

REVENUES	$2,178,811	$1,775,815	$8,240,703	$6,598,132
COSTS AND EXPENSES:
Cost of products sold	1,364,384	1,050,913	5,182,999	4,111,337
Operating expenses	241,223	225,244	918,918	784,546
Depreciation and amortization	166,071	126,518	611,809	431,199
Selling, general and administrative	67,126	56,648	292,158	234,321
Total costs and expenses	1,838,804	1,459,323	7,005,884	5,561,403
OPERATING INCOME	340,007	316,492	1,234,819	1,036,729
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(196,593)	(164,309)	(739,811)	(624,887)
Equity in earnings of affiliates	34,554	24,497	117,188	65,220
Gains (losses) on disposal of assets	2,456	(4,847)	(816)	(5,255)
Gains (losses) on non-hedged interest rate derivatives	(12,712)	16,501	(77,806)	(52,357)
Allowance for equity funds used during construction	252	10,903	957	28,942
Impairment of investments in affiliates	—	—	(5,355)	(52,620)
Other, net	(7,694)	(37,399)	15,954	(44,210)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	160,270	161,838	545,130	351,562
Income tax expense (benefit)	(1,534)	2,381	16,883	13,738
INCOME FROM CONTINUING OPERATIONS	161,804	159,457	528,247	337,824
Loss from discontinued operations	—	(1,654)	—	(1,244)
NET INCOME	161,804	157,803	528,247	336,580
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	76,001	81,753	218,436	143,822
NET INCOME ATTRIBUTABLE TO PARTNERS	85,803	76,050	309,811	192,758
GENERAL PARTNER’S INTEREST IN NET INCOME	266	236	959	597
LIMITED PARTNERS’ INTEREST IN NET INCOME	$85,537	$75,814	$308,852	$192,161
BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.38	$0.34	$1.39	$0.86
BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	222,972,708	222,941,172	222,968,261	222,941,156
DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.38	$0.34	$1.38	$0.86
DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	222,972,708	222,941,172	222,968,261	222,941,156

ENERGY TRANSFER EQUITY, L.P.
DISTRIBUTABLE CASH FLOW
(Tabular amounts in thousands)
(unaudited)
The following table presents the calculation and reconciliation of Distributable Cash Flow and Distributable Cash Flow, as adjusted, of Energy Transfer Equity, L.P.

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Cash distributions from ETP associated with: (1)
General partner interest	$4,913	$4,889	$19,603	$19,524
Incentive distribution rights	111,634	96,136	421,888	375,979
Limited partner interest	44,891	44,890	179,561	190,531
Total cash distributions from ETP	161,438	145,915	621,052	586,034
Cash distributions from Regency associated with: (2)
General partner interest	1,324	1,268	5,185	3,640
Incentive distribution rights	1,924	1,051	6,057	3,016
Limited partner interest	12,083	11,689	47,543	35,066
Total cash distributions from Regency	15,331	14,008	58,785	41,722
Total cash distributions from Subsidiaries	176,769	159,923	679,837	627,756
Net pro rata cash settlement related to Regency Transactions (3)	—	—	—	2,046
Total cash distributions expected from ETP and Regency including net pro rata settlement	176,769	159,923	679,837	629,802
Deduct expenses of the Parent Company on a stand-alone basis:
Selling, general and administrative expenses, excluding non-cash compensation expense (4)	(4,265)	(1,589)	(29,529)	(21,942)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps (5)	(40,450)	(40,092)	(160,690)	(291,279)
Distributable Cash Flow	132,054	118,242	489,618	316,581
Acquisition-related expenses (4)	2,810	—	21,352	12,830
Realized losses on termination of interest rate swaps (6)	—	—	—	168,550
Distributable Cash Flow, as adjusted	$134,864	$118,242	$510,970	$497,961

Cash distributions to be paid to the partners of ETE: (7)
Distributions to be paid to limited partners	$139,375	$120,389	$542,939	$481,554
Distributions to be paid to general partner	431	374	1,685	1,495
Total cash distributions to be paid to the partners of ETE	$139,806	$120,763	$544,624	$483,049

Reconciliation of Non-GAAP “Distributable Cash Flow” and “Distributable Cash Flow, as adjusted,” to GAAP “Net income” for the Parent Company on a stand-alone basis:
Net income for the Parent Company on a stand-alone basis	$85,803	$76,050	$309,811	$192,758
Equity in income of unconsolidated affiliates	(139,528)	(131,772)	(509,361)	(455,901)
Cash distributions from Subsidiaries	176,769	159,923	679,837	627,756
Net pro rata cash settlement related to Regency Transactions (3)	—	—	—	2,046
Amortization included in interest expense	813	1,163	2,907	5,905
Fair value adjustment of ETE Preferred Units	7,930	12,650	5,310	12,650
Other non-cash	267	228	1,114	7,524
Unrealized losses on non-hedged interest rate swaps	—	—	—	(76,157)
Distributable Cash Flow	132,054	118,242	489,618	316,581
Acquisition-related expenses (4)	2,810	—	21,352	12,830
Realized losses on termination of interest rate swaps (6)	—	—	—	168,550
Distributable Cash Flow, as adjusted	$134,864	$118,242	$510,970	$497,961

(1)
For the three months ended December 31, 2011, cash distributions received from ETP consist of cash distributions paid on February 14, 2012 in respect of the quarter ended December 31, 2011. For the three months ended December 31, 2010, cash distributions received from ETP consist of cash distributions paid on February 14, 2011 in respect of the quarter ended December 31, 2010.

For the year ended December 31, 2011, cash distributions received from ETP consist of cash distributions paid on May 16, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 15, 2011 in respect of the quarter ended June 30, 2011, cash distributions paid on November 14, 2011 in respect of the quarter ended September 30, 2011 and cash distributions paid on February 14, 2012 in respect of the quarter ended December 31, 2011. For the year ended December 31, 2010, cash distributions received from ETP consist of cash distributions paid on May 17, 2010 in respect of the quarter ended March 31, 2010, cash distributions paid on August 16, 2010 in respect of the quarter ended June 30, 2010, cash distributions paid on November 15, 2010 in respect of the quarter ended September 30, 2010 and cash distributions paid on February 14, 2011 in respect of the quarter ended December 31, 2010.

(2)
For the three months ended December 31, 2011, cash distributions received from Regency consist of cash distributions paid on February 13, 2012 in respect of the quarter ended December 31, 2011. For the three months ended December 31, 2010, cash distributions received from Regency consist of cash distributions paid on February 14, 2011 in respect of the quarter ended December 31, 2010.

For the year ended December 31, 2011, cash distributions received from Regency consist of cash distributions paid on May 13, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 12, 2011 in respect of the quarter ended June 30, 2011, cash distributions paid on November 14, 2011 in respect of the quarter ended September 30, 2011 and cash distributions paid on February 13, 2012 in respect of the quarter ended December 31, 2011. For the year ended December 31, 2010, cash distributions received from Regency consist of cash distributions paid on August 13, 2010 in respect of the quarter ended June 30, 2010, cash distributions paid on November 12, 2010 in respect of the quarter ended September 30, 2010 and cash distributions paid on February 14, 2011 in respect of the quarter ended December 31, 2010. On May 26, 2010, ETE acquired Regency's general partner and incentive distribution rights and contributed a 49.9% interest in Midcontinent Express Pipeline LLC (“MEP”) to Regency in exchange for 26,266,791 Regency common units; therefore, no cash distributions from Regency were reflected prior to that date.

(3)
Upon closing the transactions to transfer a 49.9% interest in MEP from ETP to Regency, the purchase price of each transaction included an adjustment relating to the pro ration of the distributions for the period from April 1, 2010 to May 26, 2010. The transfer of the MEP interest, along with ETE's acquisition of a controlling interest in Regency on May 26, 2010, are collectively referred to as the Regency Transactions.

(4)
Transaction costs of $2.8 million and $21.4 million were recorded in selling, general and administrative expenses for the three and twelve months ended December 31, 2011, respectively, related to ETE's proposed merger with Southern Union Company. ETE also incurred $12.8 million in transaction costs during the year ended December 31, 2010 related to its acquisition of a controlling interest in Regency in May 2010.

(5)
Interest expense included distributions on ETE's Series A Convertible preferred units of $6.0 million and $24.0 million for the three and twelve months ended December 31, 2011, respectively, and $6.0 million and $14.4 million for the three and twelve months ended December 31, 2010, respectively. The year ended December 31, 2010 reflected distributions for the period subsequent to our acquisition of a controlling interest in Regency in May 2010.

(6)
In connection with ETE's offering of senior notes in September 2010, ETE terminated interest rate swaps with an aggregate notional amount of $1.5 billion and recognized in interest expense $66.4 million of realized losses on terminated interest rate swaps that had been accounted for as cash flow hedges. In addition to the $66.4 million of realized losses on hedged interest rate swaps, ETE also paid $102.2 million to terminate non-hedged interest rate swaps. Realized losses on non-hedged interest rate swaps had previously been recognized in net income; therefore, the termination of those swaps did not impact earnings. The total cash paid to terminate interest rate swaps was $168.6 million, including realized losses.

(7)
For the three months ended December 31, 2011, cash distributions expected to be paid by ETE consist of cash distributions in respect of the quarter ended December 31, 2011 payable on February 17, 2012 to holders of record on February 7, 2012. For the three months ended December 31, 2010, cash distributions paid by ETE consist of cash distributions paid on February 18, 2011 in respect of the quarter ended December 31, 2010.

For the year ended December 31, 2011 cash distributions paid or expected to be paid by ETE consist of cash distributions paid on May 19, 2011 in respect of the quarter ended March 31, 2011, cash distributions paid on August 19, 2011 in respect of the quarter ended June 30, 2011, cash distributions paid on November 18, 2011 in respect of the quarter ended September 30, 2011 and cash distributions in respect of the quarter ended December 31, 2011 payable on February 17, 2012 to holders of record on February 7, 2012. For the year ended December 31, 2010, cash distributions paid by ETE consist of cash distributions paid on May 19, 2010 in respect of the quarter ended March 31, 2010, cash distributions paid on August 19, 2010 in respect of the quarter ended June 30, 2010, cash distributions paid on November 19, 2010 in respect of the quarter ended September 30, 2010 and cash distributions paid on February 18, 2011 in respect of the quarter ended December 31, 2010.

ENERGY TRANSFER EQUITY, L.P.
SUPPLEMENTAL INFORMATION
(Tabular amounts in thousands)
(unaudited)

The following summarizes the key components of the stand-alone results of operations of the Parent Company for the periods indicated:

	Three Months Ended December 31,			Years Ended December 31,
	2011	2010	Change	2011	2010	Change

Selling, general and administrative expenses	$(4,095)	$(1,494)	$(2,601)	$(29,641)	$(21,829)	$(7,812)
Interest expense	(41,267)	(41,258)	(9)	(163,612)	(167,658)	4,046
Equity in earnings of ETP	135,539	133,257	2,282	490,267	455,320	34,947
Equity in earnings (losses) of Regency	3,989	(1,485)	5,474	19,094	581	18,513
Losses on non-hedged interest rate derivatives	—	—	—	—	(53,388)	53,388
Other, net	(8,052)	(12,772)	4,720	(5,796)	(19,721)	13,925
Selling, General and Administrative Expenses.  Selling, general and administrative expenses increased principally due to an increase in acquisition-related costs associated with our pending acquisition of Southern Union Company. For the three and twelve months ended December 31, 2011, acquisition-related costs were $2.8 million and $21.4 million, respectively. For the twelve months ended December 31, 2010, acquisition-related costs associated with the Regency transaction were $12.8 million.
Interest Expense.  Interest expense decreased primarily due to the recognition of $66.4 million of realized losses on hedged interest rate swaps in September 2010 in connection with the refinancing of indebtedness that would have come due in 2011 and 2012. These realized losses were offset by an increase in interest expense that primarily resulted from the Parent Company's issuance of $1.8 billion of aggregate principal amount of 7.5% senior notes in September 2010.
In addition, interest expense for the periods presented reflected distributions on the ETE Preferred Units issued by ETE in connection with the acquisition of a controlling interest in Regency in May 2010. Distributions on ETE Preferred Units were $6 million during both of the three-month periods ended December 31, 2011 and 2010, and $24 million and $14.4 million for the years ended December 31, 2011 and 2010, respectively.
Equity in Earnings (Losses) of Regency.  Equity in earnings (losses) of Regency for 2010 represent only the period subsequent to the Parent Company's acquisition of a controlling interest in Regency in May 2010.
Losses on Non-Hedged Interest Rate Derivatives.  In September 2010, the Parent Company terminated its interest swaps that were not accounted for as hedges in connection with its issuance of $1.8 billion of senior notes. Prior to that settlement, changes in the fair value of and cash payments related to these swaps were recorded directly in earnings.
Other, net.  Other expenses decreased primarily due to a decrease between periods related to non-cash charges recorded to increase the carrying value of the ETE Preferred Units that were issued by the Parent Company in connection with the acquisition of a controlling interest in Regency in May 2010.